Exhibit 99.4

Windstream announces early settlement of tender offer and consent solicitation for 8.875% Senior Secured Notes due 2017 issued by PAETEC Holding Corp.

LITTLE ROCK, Ark., January 23, 2013— Windstream Corp. (Nasdaq:WIN) (the “Company”) announced today the early settlement of its previously announced tender offer and solicitation of consents for any and all of the outstanding $650 million aggregate principal amount of 8.875% Senior Secured Notes due 2017 issued by PAETEC Holding Corp., a wholly-owned subsidiary of the Company (the “Notes”).

As part of its previously announced tender offer, the Company solicited consents from the holders of the Notes for certain proposed amendments (the “Proposed Amendments”) that would eliminate or modify certain restrictive covenants and other provisions contained in the indenture governing the Notes (the “Indenture”) and to release all of the collateral securing obligations under the Notes. Adoption of the Proposed Amendments required consents from holders of a majority (and in certain cases, at least 66  2/3%) in aggregate principal amount of the outstanding Notes. The Company has received the requisite consents in the consent solicitation to execute a supplemental indenture to effect the Proposed Amendments, including the release of the collateral, pursuant to its Offer to Purchase and Consent Solicitation Statement, dated January 8, 2013 (the “Offer to Purchase”).

As a result of receiving the requisite consents, the Company entered into a supplemental indenture, dated as of January 23, 2013, to the Indenture to effect the Proposed Amendments, including the release of the collateral. The Proposed Amendments, including the release of the collateral, became effective upon entry into the supplemental indenture.

As of 5:00 p.m., New York City time, on January 22, 2013 (the “Early Tender Deadline”), approximately $583.3 million aggregate principal amount of the outstanding Notes (representing approximately 89.7% of the outstanding Notes) had been tendered. The Company has exercised its option to accept for payment those Notes that were validly tendered at or prior to the Early Tender Deadline (the “Early Settlement”). Such Early Settlement occurred today concurrently with the closing of the Company’s private offering of $700 million aggregate principal amount of 6.375% Senior Notes due 2023.

Holders of Notes who properly tendered, did not withdraw their Notes and delivered their consents to the Proposed Amendments on or prior to the Consent Expiration Date received the total consideration of $1,080.17 per $1,000 in principal amount of Notes, which included a consent payment equal to $30.00 per $1,000 principal amount of tendered Notes.

The tender offer will expire at midnight, New York City time, on February 5, 2013, unless the tender offer is extended or earlier terminated (the “Expiration Date”). Under the terms of the tender offer, holders of Notes who properly tender after the Early Tender Deadline but on or prior to the Expiration Date, and whose Notes are accepted for purchase, will be eligible to receive the tender offer consideration of $1,050.17, which equals the total consideration less the consent payment equal to $30.00 per $1,000 principal amount of the tendered Notes. Other than in the limited circumstances set forth in the Offer to Purchase, tenders of Notes may not be withdrawn and consents may not be revoked following the Early Tender Deadline.

In addition, all Notes accepted for payment will be entitled to receive accrued and unpaid interest in respect of such Notes from the last interest payment date prior to the applicable settlement date to, but not including, the applicable settlement date.

The Company intends to call for redemption all of the Notes that remain outstanding following consummation of the tender offer and consent solicitation at a price equal to 100% of the principal amount thereof plus an “applicable premium” in accordance with the terms of the Indenture, plus accrued and unpaid interest to, but excluding, the date of redemption.

Wells Fargo Securities, LLC is acting as sole dealer manager and solicitation agent for the tender offer and the consent solicitation. The Tender Agent and Information Agent is D.F. King & Co., Inc.

Questions regarding the tender offer and consent solicitation should be directed to Wells Fargo Securities, LLC at (866) 309-6316 (toll-free) or (704) 410-4760 (collect). Requests for documentation should be directed to D.F. King & Co., Inc. at (800) 290-6426 (toll-free) or (212) 269-5550 (banks and brokers).

This press release does not constitute a notice of redemption under the optional redemption provisions of the Indenture, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. The tender offer and consent solicitation is made only by means of the Offer to Purchase and the related letter of transmittal. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About Windstream

Windstream Corp. (Nasdaq:WIN) is a leading provider of advanced network communications, including cloud computing and managed services, to businesses nationwide. The company also offers broadband, phone and digital TV services to consumers primarily in rural areas. Windstream has more than $6 billion in annual revenues and is listed on the S&P 500 index.

Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements, including with respect to Windstream’s ability to complete the tender offer, consent solicitation and redemption described in this press release, are based on estimates, projections, beliefs, and assumptions that Windstream believes are reasonable but are not guarantees of future events and results. Actual future events and results of Windstream may differ materially from those expressed in these forward-looking statements as a result of a number of important factors, including those described in filings by Windstream with the Securities and Exchange Commission, which can be found at www.sec.gov.

Investor Relations Contact:

Mary Michaels, 501-748-7578

mary.michaels@windstream.com

Media Relations Contact:

David Avery, 501-748-5876

david.avery@windstream.com